EXHIBIT B

                         CERTIFICATE OF INCORPORATION
                                      OF
                                  USWI CORP.

          THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the Delaware General Corporation Law, does hereby certify as follows:
          FIRST:  The name of the Corporation is USWI Corp.
          SECOND:  The address of the Corporation's registered office in the
State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.   The name
of the Corporation's registered agent at such address is Corporation Service Company, in the County of New Castle.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
          FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of common stock, par value $.001 per share (the "Common Stock") and One Million (1,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").
               (a)  Common Stock.
                    (i) All outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.
                    (ii) When, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in


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property or in securities of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to share equally in such dividends and distributions.
                    (iii) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Common Stock shall be entitled to share equally in the assets of the Corporation to be distributed among the holders of shares of the Common Stock.
                    (iv) The holders of outstanding shares of Common Stock shall have the right to vote on (or, as provided by law, take action by consent with respect to) the election and removal of the directors of the Corporation and on, and with respect to, all other matters to be voted on or consented to by the stockholders of the Corporation, and each holder shall be entitled to one vote for each share of Common Stock held. Except as otherwise provided by law or by the terms of a class or series of the Preferred Stock fixed by a resolution or resolutions of the Board of Directors adopted pursuant to paragraph (b) below, the holders of shares of Preferred Stock shall not have any right to vote on, or consent with respect to, any matters to be voted on or consented to by the stockholders of the Corporation and the shares of Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.
               (b) Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such other relative rights, powers and preferences, including, without limitation, rights to dividends, conversion rights, if any, redemption price and liquidation preference, and such qualifications, limitations or restrictions thereof, as

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shall be stated in such resolution or resolutions providing for the issuance of such class or series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.
          FIFTH:  The name and mailing address of the incorporator are as follows:
          Name                Mailing Address
          ----------------    -----------------------------------
          Susan Nannelli      c/o Drinker Biddle & Reath
                              Philadelphia National Bank Building
                              1345 Chestnut Street
                              Philadelphia, PA  19107

           SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.
           SEVENTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this paragraph SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
           EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stock holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the


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application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, does hereby execute this Certificate of Incorporation this
day of           , 1997.



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